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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) (c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                                (Initial Filing)*

                            THE PATHWAYS GROUP, INC.
- --------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    70321D106
- --------------------------------------------------------------------------------
                                 (CUSIP Number)

                                September 2, 1999
- --------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which the
Schedule is filed.

                               [ ] Rule 13d-1(b).
                               [X] Rule 13d-1(c).
                               [ ] Rule 13d-1(d).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 9 Pages

- ---------------------------------                 ------------------------------
CUSIP NO.  70321D106                   13G                     Page 2 of 9 Pages
- ---------------------------------                 ------------------------------

- ----------- --------------------------------------------------------------------
    1.      NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                    Jolson Merchant Partners LLC, 94-3326326
- ----------- --------------------------------------------------------------------
    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                          (a)[X]
                                                                          (b)[ ]
- ----------- --------------------------------------------------------------------
    3.      SEC USE ONLY

- ----------- --------------------------------------------------------------------
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION:
                    Delaware
- ----------- --------------------------------------------------------------------
                     5. SOLE VOTING POWER
                                  852,000
  NUMBER OF          ---- ------------------------------------------------------
   SHARES            6. SHARED VOTING POWER
BENEFICIALLY                      None
  OWNED BY           ---- ------------------------------------------------------
    EACH             7. SOLE DISPOSITIVE POWER
  REPORTING                       852,000
   PERSON            ---- ------------------------------------------------------
    WITH             8. SHARED DISPOSITIVE POWER
                                  None
- ----------- --------------------------------------------------------------------
    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    852,000
- ----------- --------------------------------------------------------------------
   10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                            [ ]
- ----------- --------------------------------------------------------------------
   11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                    5.9%
- ----------- --------------------------------------------------------------------
   12.      TYPE OF REPORTING PERSON
                    OO
- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT



                               Page 2 of 9 Pages
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- ---------------------------------                 ------------------------------
CUSIP NO.  70321D106                   13G                     Page 3 of 9 Pages
- ---------------------------------                 ------------------------------

- ----------- --------------------------------------------------------------------
    1.      NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                    Joseph A. Jolson 1991 Trust, ###-##-####
- ----------- --------------------------------------------------------------------
    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                          (a)[X]
                                                                          (b)[ ]
- ----------- --------------------------------------------------------------------
    3.      SEC USE ONLY

- ----------- --------------------------------------------------------------------
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION:
                    California
- ----------- --------------------------------------------------------------------
                     5.  SOLE VOTING POWER
                                  100,000
  NUMBER OF          ---- ------------------------------------------------------
   SHARES            6.  SHARED VOTING POWER
BENEFICIALLY                      None
  OWNED BY           ---- ------------------------------------------------------
    EACH             7.  SOLE DISPOSITIVE POWER
  REPORTING                       100,000
   PERSON            ---- ------------------------------------------------------
    WITH             8.  SHARED DISPOSITIVE POWER
                                  None
- ----------- --------------------------------------------------------------------
    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    100,000
- ----------- --------------------------------------------------------------------
   10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                             [ ]
- ----------- --------------------------------------------------------------------
   11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                    0.7%
- ----------- --------------------------------------------------------------------
   12.      TYPE OF REPORTING PERSON
                    OO
- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT



                               Page 3 of 9 Pages

- ---------------------------------                 ------------------------------
CUSIP NO.  70321D106                   13G                     Page 4 of 9 Pages
- ---------------------------------                 ------------------------------

- ----------- --------------------------------------------------------------------
    1.      NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                    Joseph A. Jolson
- ----------- --------------------------------------------------------------------
    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                          (a)[X]
                                                                          (b)[ ]
- ----------- --------------------------------------------------------------------
    3.      SEC USE ONLY

- ----------- --------------------------------------------------------------------
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION:
                    United States Citizen
- ----------- --------------------------------------------------------------------
                     5.  SOLE VOTING POWER
  NUMBER OF                       952,000
   SHARES            ---- ------------------------------------------------------
BENEFICIALLY         6.  SHARED VOTING POWER
  OWNED BY                        None
    EACH             ---- ------------------------------------------------------
  REPORTING          7.  SOLE DISPOSITIVE POWER
   PERSON                         952,000
    WITH             ---- ------------------------------------------------------
                     8.  SHARED DISPOSITIVE POWER
                                  None
- ----------- --------------------------------------------------------------------
    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            952,000
- ----------- --------------------------------------------------------------------
   10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                             [ ]
- ----------- --------------------------------------------------------------------
   11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            6.6%
- ----------- --------------------------------------------------------------------
   12.      TYPE OF REPORTING PERSON
            IN

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT*



                               Page 4 of 9 Pages
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ITEM 1.

        (a)    NAME OF ISSUER:

               THE PATHWAYS GROUP, INC.

        (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               14201 N.E. 200th Street
               Woodinville, WA 98072

ITEM 2(a)      NAME OF PERSON FILING:
ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
ITEM 2(c)      CITIZENSHIP:

               Jolson Merchant Partners LLC
               One Embarcadero Center
               Suite 2150
               San Francisco, California 94111
               (Delaware Limited Liability Company)

               Joseph A. Jolson 1991 Trust
               One Embarcadero Center
               Suite 2150
               San Francisco, California 94111
               (California Trust)

               Joseph A. Jolson
               One Embarcadero Center
               Suite 2150
               San Francisco, California 94111
               (United States Citizen)

        (d)    TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $0.01 per share

        (e)    CUSIP NUMBER:

               70321D106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a)    [ ] Broker or dealer registered under Section 15 of the Exchange
                   Act (15 U.S.C. 78o);

        (b)    [ ] Bank as defined in Section 3(a)(6) of the Exchange Act (15
                   U.S.C. 78c);

        (c)    [ ] Insurance company as defined in section 3(a)(19) of
                   the Exchange Act (15 U.S.C. 78c);

        (d)    [ ] Investment company registered under Section 8 of the
                   Investment Company Act of 1940 (15 U.S.C. 80a-8);



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     (e)    [ ] Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)
                (E);

     (f)    [ ] Employee benefit plan or endowment fund in accordance
                with Rule 13d-1(b)(1)(ii)(F);

     (g)    [ ] Parent holding company or control person in accordance with
                Rule 13d-1(b)(1)(ii)(G) (Note: See Item 7);

     (h)    [ ] A savings association as defined in Section 3(b) of
                the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i)    [ ] A church plan that is excluded from the definition of
                an investment company under section 3(c)(14) of the Investment Company Act of 1949 (15 U.S.C. 80a-3);

     (h)    [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d(1)(c), check this box. [X]

ITEM 4. OWNERSHIP:

     JOLSON MERCHANT PARTNERS LLC

     (a)  AMOUNT BENEFICIALLY OWNED:

          852,000

     (b)  PERCENT OF CLASS:

          5.9%

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)   Sole power to vote or to direct the vote:                852,000

          (ii)   Shared power to vote or to direct the vote:                   0

          (iii)  Sole power to dispose or to direct the disposition of:  852,000

          (iv)   Shared power to dispose or to direct the disposition of:      0


     JOSEPH A. JOLSON 1991 TRUST

     (a)  AMOUNT BENEFICIALLY OWNED:

          100,000

     (b)  PERCENT OF CLASS:

          0.7%

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)   Sole power to vote or to direct the vote:                100,000

          (ii)  Shared power to vote or to direct the vote:                    0

          (iii) Sole power to dispose or to direct the disposition of:   100,000

          (iv)  Shared power to dispose or to direct the disposition of:       0


                               Page 6 of 9 Pages
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     JOSEPH A. JOLSON

     (a)    AMOUNT BENEFICIALLY OWNED:

            952,000

     (b)    PERCENT OF CLASS:

            6.6%

     (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i)   Sole power to vote or to direct the vote:              952,000

            (ii)  Shared power to vote or to direct the vote:                  0

            (iii) Sole power to dispose or to direct the
                  disposition of:                                        952,000

            (iv)  Shared power to dispose or to direct the
                  disposition of:                                              0


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
          COMPANY:

          Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not Applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable.

ITEM 10.  CERTIFICATIONS:

      (b) Because this statement is filed pursuant to Rule 13d-1(c), the following certification is included:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired



                               Page 7 of 9 Pages
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               and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 27, 1999

                                            JOLSON MERCHANT PARTNERS LLC

                                            By: /s/ Joseph A. Jolson
                                               ---------------------------------
                                                Joseph A. Jolson
                                                Member

                                            JOSEPH A. JOLSON 1991 TRUST

                                            By: /s/ Joseph A. Jolson
                                               ---------------------------------
                                                Joseph A. Jolson
                                                Trustee for the Benefit of the
                                                Joseph A. Jolson 1991 Trust

                                            JOSEPH A. JOLSON

                                            By: /s/ Joseph A. Jolson
                                               ---------------------------------
                                                Joseph A. Jolson

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)



                               Page 8 of 9 Pages
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                                                                         EXHIBIT

                             JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock of The Pathways Group, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

        In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 27th day of September, 1999.

                                            JOLSON MERCHANT PARTNERS LLC

                                            By: /s/ Joseph A. Jolson
                                               ---------------------------------
                                               Joseph A. Jolson
                                               Member

                                            JOSEPH A. JOLSON 1991 TRUST

                                            By: /s/ Joseph A. Jolson
                                               ---------------------------------
                                               Joseph A. Jolson
                                               Trustee for the Benefit of the
                                               Joseph A. Jolson 1991 Trust

                                            JOSEPH A. JOLSON

                                            By: /s/ Joseph A. Jolson
                                               ---------------------------------
                                               Joseph A. Jolson



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